EXHIBIT 99.1

Dolby Laboratories Reports Third Quarter Fiscal 2022 Financial Results

SAN FRANCISCO, Aug. 09, 2022 (GLOBE NEWSWIRE) -- Dolby Laboratories, Inc. (NYSE:DLB) today announced the company's financial results for the third quarter of fiscal 2022. For the third quarter, Dolby reported total revenue of $289.6 million, compared to $286.8 million for the third quarter of fiscal 2021.

"While the macroeconomic environment remains uncertain, we are focused on executing on our growth initiatives and remain confident in our long-term opportunity," said Kevin Yeaman, President and CEO, Dolby Laboratories. "We continue to grow the adoption of Dolby Vision and Dolby Atmos across a broadening set of use cases, highlighted this quarter by important wins in mobile with Dolby Vision capture, and in music and automotive with Dolby Atmos."

Third quarter GAAP net income was $39.6 million, or $0.39 per diluted share, compared to GAAP net income of $54.6 million, or $0.52 per diluted share, for the third quarter of fiscal 2021. On a non-GAAP basis, third quarter net income was $68.7 million, or $0.68 per diluted share, compared to $74.8 million, or $0.71 per diluted share, for the third quarter of fiscal 2021. Third quarter cash flows from operations were $172.6 million, compared to $172.4 million for the third quarter of fiscal 2021. A complete listing of Dolby's non-GAAP measures are described and reconciled to the corresponding GAAP measures at the end of this release.

Recent Business Highlights

  Xiaomi announced their new 12S smartphone series - the first Android phone capable of recording video in Dolby Vision.
  Dolby Atmos Music is now available on Tencent Music’s QQ Music in China and Melon in South Korea.
  Li Auto announced their first vehicle supporting Dolby Atmos.
  The UEFA Champions League Final was broadcast live in Dolby Atmos and Dolby Vision on Canal+.

Impact of Recent Events

Dolby’s financial results for the third quarter of fiscal 2022 rely on estimates of royalty-based revenue that take into consideration the macroeconomic effect of certain events, including COVID-19, supply chain constraints, and consumer demand for electronic products. In addition, our actual results could differ materially from the estimates we are providing below due in part to the increased uncertainty resulting from these items as well as the geopolitical instability in Europe and continuing concerns around inflation. The uncertainty resulting from these factors has greatly reduced our visibility into our future outlook. To the extent possible, the estimates we are providing for future periods reflect certain assumptions about the potential impact of certain of these items, based upon a consideration of currently available external and internal data and information. These assumptions are subject to risks and uncertainties. For more information, see "Forward-Looking Statements" in this press release for a description of certain risks that we face, and the section captioned "Risk Factors" in our Quarterly Report on Form 10-Q for the third quarter of fiscal 2022, filed on or around the date hereof.

Dividend

Today, Dolby announced a cash dividend of $0.25 per share of Class A and Class B common stock, payable on August 31, 2022, to stockholders of record as of the close of business on August 23, 2022.

Stock Repurchase Program

Today, Dolby also announced that its Board of Directors has approved increasing the size of its stock repurchase program by $350 million, bringing the amount available for future repurchases of its Class A Common Stock to approximately $581 million. Stock repurchases under this program may be made through open market transactions, negotiated purchases, or otherwise, at times and in amounts that the company considers appropriate.

Financial Outlook - Full Year of Fiscal 2022 and Fourth Quarter of Fiscal 2022

We have lowered our outlook to reflect the impact of the macroeconomic environment, primarily on our estimates for the mobile, broadcast, and PC markets.

Full Year Fiscal 2022

Dolby is providing the following estimates for its full year fiscal 2022:

  Total revenue is estimated to range from $1.27 billion to $1.30 billion.
  Gross margin percentages are anticipated to range from 88.5% to 89.5% on a GAAP basis and from 89% to 90% on a non-GAAP basis.
  Operating expenses are anticipated to range from $901 million to $911 million on a GAAP basis and from $740 million to $750 million on a non-GAAP basis.
  Operating margin percentages are anticipated to range from 17% to 19% on a GAAP basis and from 30% to 32% on a non-GAAP basis.
  Effective tax rate is anticipated to range from 16% to 17% on a GAAP basis and 17% to 18% on a non-GAAP basis.
  Diluted earnings per share is anticipated to range from $1.91 to $2.06 on a GAAP basis and from $3.22 to $3.37 on a non-GAAP basis.

Fourth Quarter of Fiscal 2022

Dolby is also providing the following estimates for its fourth quarter of fiscal 2022:

  Total revenue is estimated to range from $295 million to $325 million.
  Operating expenses are anticipated to range from $210 million to $220 million on a GAAP basis and from $180 million to $190 million on a non-GAAP basis.
  Effective tax rate is anticipated to range from 21% to 22% on a GAAP basis and 18% to 19% on a non-GAAP basis.
  Diluted earnings per share is anticipated to range from $0.40 to $0.55 on a GAAP basis and from $0.68 to $0.83 on a non-GAAP basis.

Conference Call Information

Members of Dolby management will lead a conference call open to all interested parties to discuss third quarter fiscal 2022 financial results for Dolby Laboratories at 1:30 p.m. PT (4:30 p.m. ET) on Tuesday, August 9, 2022. Access to the teleconference will be available at http://investor.dolby.com or by dialing 1-844-200-6205 (or dialing 1-929-526-1599 for international callers) and entering confirmation code 330163.

A replay of the call will be available from 4:30 p.m. PT (7:30 p.m. ET) on Tuesday, August 9, 2022, until 10:30 p.m. PT on Tuesday, August 16, 2022 (1:30 a.m. ET on Wednesday, August 17, 2022), by dialing 1-866-813-9403 (international callers can access the replay by dialing +44-204-525-0658) and entering the confirmation code 175460. An archived version of the teleconference will also be available on the Dolby website, http://investor.dolby.com.

Non-GAAP Financial Information

To supplement Dolby's financial statements presented on a GAAP basis, Dolby provides certain non-GAAP financial measures to provide investors with an additional tool to evaluate Dolby's operating results in a manner that focuses on what Dolby's management believes to be its ongoing business operations. Specifically, we exclude the following as adjustments from one or more of our non-GAAP financial measures:

Stock-based compensation expense: Stock-based compensation, unlike cash-based compensation, utilizes subjective assumptions in the methodologies used to value the various stock-based award types that we grant. These assumptions may differ from those used by other companies. To facilitate more meaningful comparisons between our underlying operating results and those of other companies, we exclude stock-based compensation expense.

Amortization of acquisition-related intangibles: We amortize intangible assets acquired in connection with acquisitions. These intangible assets consist of patents and technology, customer relationships, and other intangibles. We record amortization charges relating to these intangible assets in our GAAP financial statements, and we view these charges as items arising from pre-acquisition activities that are determined by the timing and valuation of our acquisitions. As these amortization charges do not directly correlate to our operations during any particular period, and often remain unchanged between reporting periods, we exclude these charges to facilitate an evaluation of our current operating results and comparisons to our past operating performance.

Restructuring charges: Restructuring charges are costs associated with restructuring plans and primarily relate to costs associated with exit or disposal activities, employee severance benefits, and asset impairments. We exclude restructuring costs, including any adjustments to charges recorded in prior periods, as we believe that these costs are not representative of our normal operating activities and therefore, excluding these amounts enables a more effective comparison to our past operating performance.

Income tax adjustments: We believe that excluding the income tax effect of the aforementioned non-GAAP adjustments provides a more accurate view of our underlying operating results to management and investors.

Other operating income adjustments: In the second quarter of fiscal 2022, we recorded an expense of $34.4 million related to a one-time settlement and accrual in connection with indemnification requests under commercial agreements that we assumed in an acquisition in 2014 related to our Cinema products business. We expect this settlement and related accrual to fully resolve this matter. Also, in the first quarter of fiscal 2021, we recorded a one-time gain on the sale of property, which was previously classified as held for sale. The property was 51% owned by the controlling interest, therefore 51% of the gain recognized has been attributed to the controlling interest. We have excluded both of these items as they are unusual, non-recurring events that are not representative of our normal operating activities and therefore, excluding these amounts enables a more effective comparison to our past operating performance.

Using the aforementioned adjustments, Dolby provides various non-GAAP financial measures including, but not limited to: non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, and non-GAAP effective tax rate. Dolby's management believes it is useful for itself and investors to review both GAAP and non-GAAP measures to assess the performance of Dolby's business. Dolby's management does not itself, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Whenever Dolby uses non-GAAP financial measures, it provides a reconciliation of the non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed above. Investors are also encouraged to review Dolby's GAAP financial statements as reported in its US Securities and Exchange Commission (SEC) filings. A reconciliation between GAAP and non-GAAP financial measures is provided at the end of this press release and on the Dolby investor relations website, http://investor.dolby.com.

Forward-Looking Statements

Certain statements in this press release, including, but not limited to, statements relating to Dolby's expected financial results for the fourth quarter of fiscal 2022 and full year fiscal 2022, our ability to advance our long-term objectives, our stock repurchase program, and future dividend payments are "forward-looking statements" that are subject to risks and uncertainties. These forward-looking statements are based on management's current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those provided. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the potential impacts of COVID-19 on Dolby’s business operations, financial results, and financial position (including the impact to Dolby partners and disruption of the supply chain and delays in shipments of consumer products; consumer demand for products that incorporate Dolby technologies; delays in the development and release of new products or services that contain Dolby technologies; delays in royalty reporting or delinquent payment by partners or licensees; the impact to the overall cinema market, including closures or limitations of cinema capacity and resulting adverse impact to Dolby’s revenue recognized on box-office sales and demand for cinema products and services; temporary Dolby office closures and other actions to protect Dolby’s workforce; and macroeconomic conditions that affect discretionary spending and access to products that contain Dolby technologies); risks associated with geopolitical issues, such as the conflict between Russia and Ukraine; risks associated with trends in the markets in which Dolby operates, including the Broadcast, Mobile, Consumer Electronics, PC, Cinema, Developer Platform Services, and Other Markets; the loss of, or reduction in sales by, a key customer, partner, or licensee; pricing pressures; risks that the continued shift in content distribution from optical disc-based and other traditional media to online and streaming media content could result in fewer devices with Dolby technologies or less revenue from such devices; risks relating to conducting business internationally, including trade restrictions and changes in diplomatic or trade relationships; risks relating to the expiration of patents; the timing of Dolby's receipt of royalty reports and payments from its licensees, including recoveries; changes in tax regulations; timing of revenue recognition under licensing agreements and other contractual arrangements; Dolby's ability to develop, maintain, and strengthen relationships with industry participants; Dolby's ability to develop and deliver innovative technologies in response to new and growing markets; competitive risks; risks associated with conducting business in China and other countries that have historically limited recognition and enforcement of intellectual property and contractual rights; risks associated with the health of the motion picture industry generally; Dolby's ability to increase its revenue streams and to expand its business generally, and to continue to expand its business beyond its current technology offerings; risks associated with acquiring and successfully integrating businesses or technologies; and other risks detailed in Dolby's SEC filings and reports, including the risks identified under the section captioned "Risk Factors" in our most recent quarterly report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) is based in San Francisco, California with offices around the globe. From movies and TV shows, to apps, music, sports and gaming, Dolby transforms the science of sight and sound into spectacular experiences for billions of people worldwide. We partner with artists, storytellers, developers, and businesses to revolutionize entertainment and communications with Dolby Atmos, Dolby Vision, Dolby Cinema, and Dolby.io.

Dolby, Dolby Atmos, Dolby Vision, Dolby Cinema, Dolby.io, and the double-D symbol are among the registered and unregistered trademarks of Dolby Laboratories, Inc. in the United States and/or other countries. Other trademarks remain the property of their respective owners.

DOLBY LABORATORIES, INC.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts; unaudited)

	Fiscal Quarter Ended		Fiscal Year-To-Date Ended
	July 1, 2022	June 25, 2021	July 1, 2022	June 25, 2021
Revenue:
Licensing	$269,289	$271,569	$915,406	$948,159
Products and services	20,296	15,230	60,183	48,072
Total revenue	289,585	286,799	975,589	996,231

Cost of revenue:
Cost of licensing	13,756	12,480	45,363	41,486
Cost of products and services	22,201	19,164	58,818	57,840
Total cost of revenue	35,957	31,644	104,181	99,326

Gross margin	253,628	255,155	871,408	896,905

Operating expenses:
Research and development	62,859	62,094	199,104	191,674
Sales and marketing	87,114	80,714	268,514	234,205
General and administrative	57,113	56,116	218,250	169,968
Gain on sale of assets	—	—	—	(13,871)
Restructuring charges	976	140	6,043	10,904
Total operating expenses	208,062	199,064	691,911	592,880

Operating income	45,566	56,091	179,497	304,025

Other income/(expense):
Interest income	1,416	741	3,230	2,677
Interest expense	(84)	(108)	(255)	(360)
Other income, net	2,514	2,401	1,833	5,112
Total other income	3,846	3,034	4,808	7,429

Income before income taxes	49,412	59,125	184,305	311,454
Provision for income taxes	(9,802)	(4,565)	(28,166)	(37,859)
Net income including controlling interest	39,610	54,560	156,139	273,595
Less: net (income)/loss attributable to controlling interest	(13)	61	192	(7,559)
Net income attributable to Dolby Laboratories, Inc.	$39,597	$54,621	$156,331	$266,036

Net income per share:
Basic	$0.40	$0.54	$1.55	$2.63
Diluted	$0.39	$0.52	$1.52	$2.54
Weighted-average shares outstanding:
Basic	100,213	101,351	100,936	101,177
Diluted	101,474	104,633	102,993	104,607

DOLBY LABORATORIES, INC.
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands; unaudited)

	July 1, 2022	September 24, 2021
ASSETS
Current assets:
Cash and cash equivalents	$858,905	$1,225,380
Restricted cash	8,352	7,652
Short-term investments	156,812	38,839
Accounts receivable, net	236,229	232,609
Contract assets, net	170,402	182,316
Inventories, net	24,096	10,965
Prepaid expenses and other current assets	49,923	62,737
Total current assets	1,504,719	1,760,498
Long-term investments	106,726	62,819
Property, plant and equipment, net	517,870	534,381
Operating lease right-of-use assets	53,702	67,128
Goodwill and intangible assets, net	487,533	463,584
Deferred taxes	183,545	156,020
Other non-current assets	65,841	61,257
Total assets	$2,919,936	$3,105,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,821	$17,779
Accrued liabilities	229,267	262,728
Income taxes payable	3,850	1,334
Contract liabilities	21,216	18,473
Operating lease liabilities	14,331	15,403
Total current liabilities	285,485	315,717
Non-current contract liabilities	24,350	23,713
Non-current operating lease liabilities	44,257	56,715
Other non-current liabilities	106,319	105,310
Total liabilities	460,411	501,455

Stockholders’ equity:
Class A common stock	57	59
Class B common stock	41	41
Retained earnings	2,484,689	2,607,909
Accumulated other comprehensive loss	(30,426)	(10,030)
Total stockholders’ equity – Dolby Laboratories, Inc.	2,454,361	2,597,979
Controlling interest	5,164	6,253
Total stockholders’ equity	2,459,525	2,604,232
Total liabilities and stockholders’ equity	$2,919,936	$3,105,687

DOLBY LABORATORIES, INC.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands; unaudited)

	Fiscal Year-To-Date Ended
	July 1, 2022	June 25, 2021
Operating activities:
Net income including controlling interest	$156,139	$273,595
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,382	70,701
Stock-based compensation	87,963	75,562
Amortization of operating lease right-of-use assets	11,658	12,744
Amortization of premium on investments	1,109	1,051
Provision for/(benefit from) credit losses	2,166	(567)
Deferred income taxes	(29,143)	(26,479)
Gain on sale of assets	—	(13,871)
Other non-cash items affecting net income	(2,388)	(3,293)
Changes in operating assets and liabilities:
Accounts receivable, net	(5,395)	(93,848)
Contract assets, net	11,999	(5,402)
Inventories	(12,231)	14,828
Operating lease right-of-use assets	(941)	(4,982)
Prepaid expenses and other assets	(1,169)	15,468
Accounts payable and accrued liabilities	(29,782)	31,788
Income taxes, net	17,023	4,293
Contract liabilities	3,314	512
Operating lease liabilities	(10,539)	(7,507)
Other non-current liabilities	(1,898)	(6,613)
Net cash provided by operating activities	267,267	337,980

Investing activities:
Purchases of marketable securities	(248,156)	(48,066)
Proceeds from sales of marketable securities	8,970	7,332
Proceeds from maturities of marketable securities	75,890	37,040
Purchases of property, plant, and equipment	(37,218)	(42,619)
Proceeds from sale of assets	—	16,365
Payments for business combinations, net of cash acquired	(38,171)	—
Purchases of intangible assets	(11,528)	—
Purchases of other investments	(5,000)	—
Net cash used in investing activities	(255,213)	(29,948)

Financing activities:
Proceeds from issuance of common stock	53,600	89,148
Repurchase of common stock	(310,486)	(149,764)
Payment of cash dividend	(75,816)	(66,883)
Distribution to controlling interest	(1,435)	(7,362)
Shares repurchased for tax withholdings on vesting of restricted stock	(33,994)	(30,789)
Net cash used in financing activities	(368,131)	(165,650)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(9,698)	4,891
Net increase/(decrease) in cash, cash equivalents, and restricted cash	(365,775)	147,273
Cash, cash equivalents, and restricted cash at beginning of period	1,233,032	1,079,979
Cash, cash equivalents, and restricted cash at end of period	$867,257	$1,227,252

GAAP to Non-GAAP Reconciliations
(in millions, except per share data; unaudited)

The following tables present Dolby's GAAP financial measures reconciled to the non-GAAP financial measures included in this release for the third quarter and year-to-date period ended July 1, 2022 and June 25, 2021:

Net income:	Fiscal Quarter Ended		Fiscal Year-To-Date Ended
	July 1, 2022	June 25, 2021	July 1, 2022	June 25, 2021
GAAP net income	$39.6	$54.6	$156.3	$266.0
Stock-based compensation (1)	27.6	24.9	88.0	75.6
Amortization of acquisition-related intangibles (2)	1.8	2.5	7.3	7.5
Other operating income adjustments	—	—	34.4	(6.8)
Restructuring charges	1.0	0.1	6.0	10.9
Income tax adjustments	(1.3)	(7.3)	(24.9)	(30.3)
Non-GAAP net income	$68.7	$74.8	$267.1	$322.9

(1) Stock-based compensation included in above line items:
Cost of products and services	$0.4	$0.5	$1.4	$1.6
Research and development	9.2	7.3	28.4	22.4
Sales and marketing	9.7	9.3	31.8	28.2
General and administrative	8.3	7.8	26.4	23.4

(2) Amortization of acquisition-related intangibles included in above line items:
Cost of licensing	$0.1	$0.7	$1.4	$2.1
Cost of products and services	0.8	0.9	2.3	2.7
Research and development	0.1	0.1	0.3	0.3
Sales and marketing	0.8	0.8	3.0	2.4
General and administrative	—	—	0.3	—

Diluted earnings per share:	Fiscal Quarter Ended		Fiscal Year-To-Date Ended
	July 1, 2022	June 25, 2021	July 1, 2022	June 25, 2021
GAAP diluted earnings per share	$0.39	$0.52	$1.52	$2.54
Stock-based compensation	0.27	0.24	0.85	0.73
Amortization of acquisition-related intangibles	0.02	0.02	0.08	0.06
Other operating income adjustments	—	—	0.33	(0.06)
Restructuring charges	0.01	—	0.06	0.11
Income tax adjustments	(0.01)	(0.07)	(0.23)	(0.29)
Non-GAAP diluted earnings per share	$0.68	$0.71	$2.61	$3.09

Shares used in computing diluted earnings per share	101	105	103	105

The following tables present a reconciliation between GAAP and non-GAAP versions of the estimated financial amounts for the fourth quarter of fiscal 2022 and fiscal 2022 included in this release:

Gross margin:				Fiscal 2022
GAAP gross margin (low - high end of range)				88.5% - 89.5%
Stock-based compensation				0.2%
Amortization of acquisition-related intangibles				0.3%
Non-GAAP gross margin (low - high end of range)				89% - 90%

Operating expenses:		Q4 2022		Fiscal 2022
GAAP operating expenses (low - high end of range)		$210 - $220		$901 - $911
Stock-based compensation		(29)		(116)
Amortization of acquisition-related intangibles		(1)		(5)
Other operating income adjustments		—		(34)
Restructuring charges, net		—		(6)
Non-GAAP operating expenses (low - high end of range)		$180 - $190		$740 - $750

Operating margin:				Fiscal 2022
GAAP operating margin (low - high end of range)				17% - 19%
Stock-based compensation				9%
Amortization of acquisition-related intangibles				1%
Other operating income adjustments				3%
Non-GAAP operating margin (low - high end of range)				30% - 32%

Effective tax rate:		Q4 2022		Fiscal 2022
GAAP effective tax rate (low - high end of range)		21% - 22%		16% - 17%
Stock-based compensation (low - high end of range)		(3%) - (1%)		1% - 2%
Amortization of acquisition-related intangibles (low - high end of range)		(1%) - 0%		(1%) - 0%
Other (low - high end of range)		(1%) - 0%		(1%) - 0%
Non-GAAP effective tax rate (low - high end of range)		18% - 19%		17% - 18%

Diluted earnings per share:	Q4 2022		Fiscal 2022
	Low	High	Low	High
GAAP diluted earnings per share	$0.40	$0.55	$1.91	$2.06
Stock-based compensation	0.30	0.30	1.14	1.14
Amortization of acquisition-related intangibles	0.02	0.02	0.09	0.09
Other operating income adjustments	—	—	0.33	0.33
Restructuring charges, net	—	—	0.06	0.06
Income tax adjustments	(0.04)	(0.04)	(0.31)	(0.31)
Non-GAAP diluted earnings per share	$0.68	$0.83	$3.22	$3.37

Shares used in computing diluted earnings per share	99	99	103	103

Investor Contact:
Maggie O’Donnell
Dolby Laboratories
914-267-7390
investor@dolby.com

Media Contact:
Karen Hartquist
Dolby Laboratories, Inc.
415-505-8357
karen.hartquist@dolby.com